Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-178659 on Form S-8 of our report dated March 18, 2013 (May 10, 2013 as to Note 16) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retroactive effect of the common control acquisition of Crestwood Marcellus Midstream LLC), relating to the consolidated financial statements of Crestwood Midstream Partners LP and subsidiaries (defined as “Crestwood” in the Explanatory Note to this Form 8-K/A) appearing in this Form 8-K/A of Crestwood Midstream Partners LP (defined as the “Partnership” in the Explanatory Note to this Form 8-K/A).

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

October 17, 2013